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                                                                     EXHIBIT 5.1
                                                                     -----------


                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION

                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA  94304-1050
                TELEPHONE: 415-493-9300  FACSIMILE 415-493-6811


                                April 3, 1997



Autodesk, Inc.
111 McInnis Parkway
San Rafael, California  94903

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 3, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 495,509 shares of your Common Stock (the "Shares") reserved for issuance pursuant to the exercise of options under the Softdesk, Inc. 1992 Stock Option Plan, the Softdesk, Inc. 1993 Director Stock Option Plan and the Softdesk, Inc. 1993 Equity Incentive Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and proposed to be taken by you in connection with the proposed issuance, sale and payment of consideration for the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                  Very truly yours,

                                  WILSON SONSINI GOODRICH & ROSATI
                                  Professional Corporation

                                  /s/ Wilson Sonsini Goodrich & Rosati